Exhibit 10.23

Development Agreement Relative to the Development
 of the Tourism Project in Fenyi, Jiangxi

Party A: The People’s Government of Fenyi County
(hereinafter referred to as “Party A”)

Party B: Yida (Fujian) Tourism Group Limited
(hereinafter referred to as “Party B”)

Whereas:

1. With the improvement of people’s living standards and the increase in leisure time, tourism is becoming the most vigorous and never-fading sun-rising industry in the world.
2. Tourism has been listed as one of the key industries of 2010 of Fenyi County.
3. Fenyi County boasts of tourist resources and a promising future in tourism development, but it has a weak basis in tourism and lacks experience, advanced concept and talents in tourism development.
4. Yida (Fujian) Tourism Group Limited is an integrated group company with capital advantage and successful experience in developing and marketing tourist resources.
5. The Agreement represents the policy of “strict protection, centralized administration, reasonable development and sustainable utilization” on the development of the Scenic Area.
Whereas the above cooperation conditions, in accordance with the Law of the People’s Republic of China on Contracts and the relevant national and local laws, regulations and rules, and on the principles of equality, voluntariness, and mutual benefit, through amicable consultation, it is agreed as follows:

Article I   Principles

The Agreement is made on the following principles:
1. Party A shall provide the tourist resources within the area prescribed in the Agreement and harmonize and smooth the relationship with the third party such as the villagers within the Scenic Area. Party A shall be in charge of the investment and construction of the public supporting facilities according to the Plan and the covenants of the Agreement. Party A shall not take part in the profit-making operating activities in the Scenic Area.
2. Party B shall be in charge of the investment and construction of the tourist facilities in the Scenic Area. Party B shall operate independently at its own risk, be responsible for its own profits and losses and handle its own creditor's right and debt.
3. The Parties shall fulfill their duties according to the covenants of the Agreement and the relevant regulations.

Article II   the Project Content for Cooperative Development

1. Party A shall grant Party B the right of exclusive development, operation and management of the tourist resources within the Mengshan Mountain area of Fenyi County such as karst cave, hot spring, and other natural and cultural resources. The cooperation duration is 40 years beginning from the day when the Project development is started.
2. Party A shall grant Party B the priority to develop and operate other tourist resources within the administrative area of Party A.

Article III   Distribution of Profits

In operating the Scenic Area, besides paying tax according to law, Party B shall pay Party A the charge for use of the Scenic Area resources. The charge for use of the Scenic Area resources is calculated and paid in the following way: from the day when the Project business is formally started, 100% of the admission fee income during the first five years shall be kept by Party B; 5% of the admission fee income during the second five years shall be turned in to Party A on a yearly basis; 8% of the admission fee income during the remaining years shall be turned in to Party A on a yearly basis.

Article IV   Rights and Obligations for Both Parties

1. Party A’s Rights and Obligations
1.1 To carry out the invested Project smoothly, Party A shall be responsible to assist on schedule in handling the relevant matters such as appraisal of environmental influence, establishment of the Project, planning, registration and report for approval.
1.2 Party A shall be responsible to invest on the construction of the public roads connecting national, provincial and county roads to the entrance square of the Scenic Area or the junctions of the scenic spots.
1.3 Party A shall be responsible for the establishment of the relevant supporting facilities of power supply, communication, etc. at the junctions of the scenic spots.
1.4 Party A shall reduce or waive all administrative charges by the County Government related to the Project construction.
1.5 Party A shall be responsible for the work relevant to the land use of the Project and ensure to meet the actual need of the land use of the Project.
1.6 Party A shall be responsible to harmonize various relationships and terminate all the original agreements and documents related to tourism development and operation within the Project zone.
1.7 Party A shall help Party B to win the support of the relevant price administration department and appraise and fix admission fees of the relevant Scenic Area and scenic spots.
1.8 Party A shall use the fund won from the higher authorities in the name of the Scenic Area Project on especially for the Project and in accordance with the Project conditions.
1.9 Party A shall protect Party B’s legal rights and interests against any violation. Without the consent of Party B, Party A shall not in any other ways grant others the right to develop, use or operate the tourist resources or the relevant projects within the Scenic Area.

1.10 During the cooperation period, Party A shall grant Party B the right to use the various infrastructures within the Scenic Area, which shall be returned to Party A at the end of the Agreement.
1.11 If someone organizes abnormal farming or fishing activities in the existing or planned orchards, gardens, farmlands, or aquafarms within the Scenic Area so that the tourist landscape is damaged or the tourist operation is interrupted, Party A shall come forward promptly to stop them.
1.12 If Party B according to the Project plan needs to carry out the Project development and construction in the above orchards, gardens, farmlands, or aquafarms, Party A shall be promptly responsible to coordinate and handle the relevant matters so as to create preliminary conditions suitable for the construction by Party B.
1.13 Party A shall take effective measures to restore gradually the vegetation of the surrounding area of the Scenic Area and the lean-to mountain along the roads to the Scenic Area.
1.14 Within the Agreement term, unless the Agreement has to be terminated in advance for the reason of the national law or policy, Party A shall not cancel the Agreement unilaterally and take back the operating right.

2. Party B’s Rights and Obligations
2.1 Party B has the right to develop and operate the Scenic Area independently according to law.
2.2 Party B’s operation, construction and management shall be in strict accordance with the relevant policies or laws.
2.3 Party B has the right to mortgage and pledge its rights and interests under the Agreement, but the period of guarantee shall not be longer than the term of the Agreement.
2.4 When the Agreement has expired, under the same conditions, Party B shall have the priority to renew the Agreement.
2.5 During the operation period, Party B shall pay taxes and fees according to law, and shall pay Party A the land transfer fee and the land lease fee related to the land use of the Project according to the Agreement, but the money collected or entrusted to collect by Party B and other operation income shall be enjoyed and disposed of by Party B.
2.6 Party B shall bear the reimbursement for the demolition required by the development of Party B within the Project zone according to the national standard.
2.7 Party B shall give a reasonable reimbursement for the withdrawal or termination of all the original agreements and documents within the Project zone relevant to tourism or the Project operation.
2.8 Within the five years starting from the day of the signature of the Agreement, without the consent of Party B, Party A shall not grant the tourist resources which Party A has according to the Agreement granted Party B the priority to develop to a third party for development.
2.9 Party A has the right to supervise Party B to use the appropriated fund won through the Project application especially for the Project.
2.10 Party B shall be in charge of sanitary service and environmental protection of the Scenic Area.

2.11 Party B shall construct tourist facilities within the Scenic Area according to the demands of tourism development.
2.12 After the Agreement is signed and before the Project development is started, Party B shall establish an enterprise with independent corporate capacity at the Project location according to law.
2.13 In terms of the regulations related to the Scenic Area management made by Party B, if there are terms involving a third party’s rights and obligations, they shall be decided through consultations by both Parties.
2.14 Party B can invite a third party to cooperate in the development in the process of the development and operation of the Scenic Area.
2.15 Party B shall engage a qualified planning and designing institution to make the General Plan and Detailed Plan of Construction of the Scenic Area by the end of 2010.
2.16 The planned investment of the Agreement totals about RMB 300,000,000.

Article V    Disposal of Assets

1. When the Agreement has expired, if Party B proposes to renew the Agreement but Party A rejects it, the Parties shall make an inventory of the assets invested on and constructed by Party B for the development and operation of the Scenic Area during the operating period, and engage a qualified evaluation institution to evaluate the assets. Party A shall purchase the assets according to the evaluated value.
2. When the Agreement has expired, if Party A proposes to renew the Agreement but Party B rejects it, Party A may recruit new investment on the tourist resources. The assets formed by Party B’s investment shall be disposed of by Party B and the new investor through consultations.
3. If Party A has to take back the operating and managing right of the Scenic Area and terminate the Agreement in advance due to a great change in national laws or policies, Party A shall reimburse Party B in the following way: in terms of all the fixed assets and other supporting operating assets constructed by Party B for the development and operation of the Scenic Area, Party A shall own the assets after paying Party B according to the evaluated value of the assets.

Article VI   Liabilities for Breach of Contract

1. In case of breach of contract by Party A’s unilateral behavior or non-fulfillment of contract for Party A’s reason, Party A shall assume the following liabilities:
1.1 reimburse Party B according to the evaluated value at the time of the Agreement termination of the assets formed by the actual investment of Party B in the Scenic Area.
1.2 pay the double of the fund invested on the assets for the development and operation of the Scenic Area and the planning and promotion fees for marketing by Party B as penalty.
1.3 compensate Party B for its direct financial loss.
2. If Party B fails to pay Party A the payables on schedule according to the covenants of the Agreement, Party B shall bear the penalty fee for overdue payment calculated by doubling the corresponding interest rates on bank loans.

3. If either Party has broken the agreement by failure to fulfill all or part of its liabilities prescribed by the Agreement, it shall be promptly corrected.
4. If Party A fails to harmonize the relationship between villages, residents and work units within the Project zone and the relevant interest allocations so that their behavior has led to the loss in Party B’s operation, Party A shall compensate Party B for its direct loss.
5. If for a Force Majeure event the Agreement has to be terminated in advance, both Parties shall not bear any liability for breach of contract.

Article XII  Other Provisions

1. After Party B has established a Project company or a management main body according to the covenants of the Agreement, the new company or management main body shall succeed to the rights and obligations regulated in the Agreement. The behavior of the new company or management main body shall be regarded as Party B’s behavior.
2. The Agreement has the same binding force to the modified entity, successor, assignee or the merged or split company, if any event including but not limited to the following may happen: change of name, change of legal representative, merger and split of company, adjustment of administrative division.
3. That either Party does not exercise or only partly exercises its rights prescribed in the Agreement (except the priority right) does not mean that it abandons the rights.
4. If part of the terms in the Agreement becomes invalid, it shall not influence the validity of the other terms in the Agreement.

VIII  Supplementary Provisions

1. The Parties are civil subjects with equal status when they are signing the Agreement. The Parties sign the Agreement of their own will and have a full understanding of the terms and conditions of the Agreement.
2. There exists not any unfinished lawsuits or other legal procedures that is related to the Agreement or may be related to the Agreement and that may influence the execution of the Agreement or the future management or operation of Party B. There exists no danger or threat from such lawsuits or other legal procedures.
3. If any disputes arise from or in connection with the present Contract, and the Parties cannot reach an agreement through consultation, either Party may file a lawsuit with Fuzhou people’s court or Xinyu people’s court according to the requirement of jurisdiction. If such disputes or lawsuits over certain rights and liabilities arise, the fulfillment of other rights and liabilities prescribed in the Agreement shall not be influenced.
4. Matters that are not covered by the present Agreement shall be worked out by both parties through consultations and provided for in supplementary agreements. All the supplement, amendment and supplementary agreement shall be equally binding as the present Agreement.
5. Any supplement or amendment to the Agreement shall be made in written form and shall come into force once it is signed and chopped by the legal representatives of the Parties.

6. The Agreement shall come into force once it is signed and chopped by the legal representatives of the Parties.
7. The present Agreement is done in quadruplicate originals, with two for each party, all originals being equally authentic. Attachments to the Agreement shall be regarded as part of the Agreement and have the same validity as the Agreement.

Party A: The People’s Government of Fenyi County
Legal Representative:

Party B: Yida (Fujian) Tourism Group Limited
Legal Representative:

Time: 05/25/2010